UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2007 (December 14, 2007)

CHAPEAU, INC.
(Exact name of registrant as specified in its charter)

Utah	033-01289-D	87-0431831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1190 Suncast Lane, Suite 2, El Dorado Hills, California	95762
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (916) 939-8700

                                 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2007, Chapeau, Inc., a Utah corporation (“Chapeau”) entered into a Joint Venture Agreement (the “Agreement”)  with TEFCO, LLC, a Virginia limited liability company (“TEFCO”).  TEFCO was formed for the purpose of owning turnkey projects employing Chapeau’s EnviroGen™ Energy Modules for the tolling of energy in combined heat and power and combined cooling, heat and power applications pursuant to discount energy service agreements (“DESAs”).

TEFCO has been capitalized with $26 million from an investor group that includes as a significant member owning approximately 37%, Gordon V. Smith, a shareholder and director of Chapeau.  In addition to the investor group, Chapeau has a 10% equity interest in TEFCO.

Under the terms of the Agreement, among other things, TEFCO is granted a right of first offer to finance the next $300 million of Chapeau’s turnkey projects on the terms and conditions set forth in the Agreement.  In the event TEFCO declines to finance a turnkey project, Chapeau may seek alternative financing for such turnkey project(s).

TEFCO will advance Chapeau 35% of the total funds necessary for each turnkey project upon execution of a related DESA by the customer.  TEFCO will advance the remaining funds pursuant to a mutually agreed upon funding schedule.  Chapeau will operate, service and maintain each such turnkey project and be responsible for the minimum uptime of the project guaranteed to the customer.

Pursuant to the terms of the Agreement, Chapeau shall receive $10 million for general working capital purposes under the terms of a senior secured two-year promissory note (the “Note”).  The Note will bear interest at a rate of 17% per annum, with interest only payments due quarterly in shares of Chapeau’s common stock.  The Note may be prepaid at any time without penalty.

Based upon Chapeau’s current business prospects for both its demand response asset aggregation program (D-RAAP™) and related products and services as well as its combined heat and power suite of products incorporating EnviroGen™ Energy Modules, Management strongly believes that the $10 million working capital loan and funds available to finance turnkey projects should be sufficient for Chapeau to reach sustainable profitability.

The foregoing summary description of the Agreement is qualified in its entirety by reference to the Agreement.

The disclosure in this Current Report on Form 8-K contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.These statements are based upon our current expectations and speak only as of the date hereof.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For a discussion of additional factors that may affect actual results, investors or interested parties should refer to the Company’s filings with the U.S. Securities and Exchange Commission; in particular, its most recent Annual Report on Form 10-K, most current Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and other subsequent filings as may be relevant. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Item 9.01 Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAPEAU, INC.

Date: December 17, 2007	By: /s/ Guy A. Archbold
Name: Guy A. Archbold
Title: Chief Executive Officer